Exhibit 10.25

FORM OF GLOBAL AMENDMENT TO

NONQUALIFIED STOCK OPTION AGREEMENT

WHEREAS, each of the individuals set forth on Exhibit A hereto (the “Optionees”) is party to a non-qualified stock option agreement with Momentive Performance Materials Holdings Inc., a Delaware corporation (the “Company”) (each such agreement, an “Option Agreement”); and

WHEREAS, pursuant to the Option Agreements, the Optionees were granted that number of Tranche B Options and Tranche C Options (each, as defined in the Option Agreements) set forth on Exhibit A hereto;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the vesting terms of such Tranche B Options and the Tranche C Options no longer serve their intended retentive and incentive purposes; and

WHEREAS, pursuant to Section 13 of each of the Option Agreements and Article XIII of the Plan (as defined in the Option Agreements), the Company may modify the terms of Option Agreements without the consent of the applicable Optionee where such modification does not materially impair the rights of the Optionee;

WHEREAS, the Committee believes it is in the best interests of the Company to amend the Tranche B Options and the Tranche C Options to modify the vesting terms thereof by providing an alternative vesting goal for such Tranche B Options and Tranche C Options, which modification does not impair the rights of the Optionees; and

NOW, THEREFORE, effective as of                 , the Option Agreements are hereby amended as follows:

1. Section 4(b) of each of the Option Agreements is hereby deleted in its entirety and replaced with the following:

(b) Tranche B Options. All of the Tranche B Options shall become Vested Options and shall become exercisable on the earlier of (i) the date that the Investor IRR is equal to or exceeds 20% and (ii) the Investor’s achievement of a minimum cash-on-cash return of 1.75 times the Investor Investment (the targets in subclauses (i) and (ii), the “Tranche B Targets”).

2. Section 4(c) of each of the Option Agreements is hereby deleted in its entirety and replaced with the following:

(c) Tranche C Options. All of the Tranche C Options shall become Vested Options and shall become exercisable on the earlier of (i) the date that the Investor IRR is equal to or exceeds 25% and (ii) the Investor’s achievement of a minimum cash-on-cash return of 2.25 times the Investor Investment (the targets in subclauses (i) and (ii), the “Tranche C Targets”).

3. The flush paragraph following Section 4(c) of each of the Option Agreements is hereby deleted in its entirety and replaced with the following:

All decisions by the Committee with respect to any calculations pursuant to this Section 4 (absent manifest error), including the Investor’s achievement of the applicable cash-on-cash return and the date such cash-on-cash return is equal to or exceeds the applicable targets, shall be final and binding on the Optionee. Except as otherwise provided herein all unvested Options will immediately terminate upon a Termination of Relationship.

4. Except as expressly amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect and are unmodified hereby.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name on its behalf, all as of                 .

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

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